EXHIBIT 99.1

            IMMEDIATE RELEASE                           DECEMBER 14, 2004

            CONTACTS:
            BRENT LARSON,                               TIM RYAN,
            VICE PRESIDENT / CFO                        THE TROUT GROUP
            614 793 7500                                212 477 9007
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                    NEOPROBE COMPLETES $8.1 MILLION FINANCING
GREAT POINT PLACEMENT OF CONVERTIBLE NOTES PROVIDES CLINICAL RESEARCH FUNDING


DUBLIN,  Ohio--(BUSINESS  WIRE)--Dec.  14,  2004--Neoprobe  Corporation  (OTCBB:
NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it raised $8.1 million through the issuance of $8 million and $100,000 in four-year, convertible promissory notes to funds of Great Point Partners, LLC and David C. Bupp (Neoprobe's President and CEO), respectively. The notes will bear interest at 8% per annum and are freely convertible into shares of the company's common stock at a price of $0.40 per share. The conversion price represents the 10-day volume weighted average trading price of the company's common stock through December 10, 2004. As part of this transaction, Neoprobe issued five-year warrants to the investors to purchase 10,125,000 shares of the Company's common stock at an exercise price of $0.46. The Company may force conversion of the note prior to its stated maturity under certain circumstances. Specific details of this transaction may be found in the Company's Form 8-K to be filed with the Securities and Exchange Commission on or about December 16, 2004. Proceeds from the note will be used primarily to fund late-stage clinical development of the Company's most advanced radiopharmaceutical agent, Lymphoseek(TM), for the assessment of the spread of breast cancer and melanoma to the lymphatic system and to complete the commercial launch of the company's blood flow measurement products, the Quantix/OR(TM) and the Quantix/ND(TM).

David Kroin, Managing Director of Great Point Partners, LLC, stated, "We are excited to provide this growth financing for Neoprobe and believe the Company is a uniquely positioned, diversified biomedical company. The existing gamma device business has tremendous brand value as evidenced by its continuing profit stream and we expect that to be enhanced with the blood flow products launch in 2005. In addition, Lymphoseek and RIGScan(R) have the potential to unlock significant upside for shareholders. We look forward to working with and supporting the Neoprobe management team as they execute their business strategy."

David Bupp commented, "We are very pleased to have an investor of Great Point's stature become involved with Neoprobe Corporation. The completion of this financing will provide Neoprobe with the capital resources to move forward with the clinical development of Lymphoseek and to execute the commercial introduction of the Quantix products early next year. In addition, the financing will allow Neoprobe to devote other resources to prepare for the anticipated commencement of clinical evaluation activities for RIGScan CR in 2005."

ABOUT NEOPROBE

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an


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NEOPROBE CORPORATION
ADD - 2

investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.


ABOUT GREAT POINT LLC

Great Point Partners LLC of Greenwich, Connecticut manages the Biomedical Value Fund, L.P., a bottoms-up, primary research oriented, investment fund formed to invest principally in undervalued publicly traded life sciences, medical technology and other healthcare companies by purchasing securities in the open market, financing growth companies through PIPE (Private Investment in Public Equity) financings, and in other directly negotiated transactions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.